                                                                      EXHIBIT 99

Multibras S.A.
Eletrodomesticos
and Its Subsidiaries

Consolidated Financial Statements
at
December 31, 1996 and 1995
and Report of Independent
Accountants

Multibras S.A. Eletrodomesticos and its subsidiaries

Consolidated Balance Sheet at December 31
In thousands of U.S. dollars
--------------------------------------------------------------------------------

Assets                                     1996                  1995
                                      ---------             ---------

Current assets
  Cash and equivalents                  524,740               350,961
  Trade receivables                     308,120               243,557
  Inventories                           300,664               237,112
  Other assets                           87,775                73,588
                                      ---------             ---------

                                      1,221,299               905,218
                                      ---------             ---------

Non-current assets
  Deferred income taxes                  59,150                37,387
  Intangibles, net                       11,414                12,528
  Investments in affiliated
   companies                             36,920                33,073
  Sundry investments and other
   assets                                35,772                32,479
                                      ---------             ---------

                                        143,256               115,467
                                      ---------             ---------

Property, plant and equipment           606,604               554,364
                                      ---------             ---------

                                      1,971,159             1,575,049
                                      =========             =========

Liabilities                                1996                  1995
                                      ---------             ---------

Current liabilities
  Short-term debt                       265,789               203,158
  Accounts payable                      156,317               152,844
  Employee compensation                  71,672                62,534
  Income taxes                           51,452                25,405
  Product warranty                       24,032                16,326
  Other taxes payable                    43,947                22,546
  Other accrued expenses                 53,268                28,822
  Dividends                              37,669                16,865
                                      ---------             ---------

                                        704,146               528,500
                                      ---------             ---------



Long-term liabilities
  Long-term debt                        182,447               172,483
  Deferred income taxes                  25,720                24,590
  Employees' severance benefits          44,210                27,613
  Other liabilities                      27,888                33,342
                                      ---------             ---------

                                        280,265               258,028
                                      ---------             ---------

Commitments and contingencies
 (Note 10)

Minority interests                      161,717               145,040
                                      ---------             ---------

Stockholders' equity
  Capital stock                         431,230               429,038
  Retained earnings                     393,801               214,443
                                      ---------             ---------

                                        825,031               643,481
                                      ---------             ---------

                                      1,971,159             1,575,049
                                      =========             =========


The accompanying notes are an integral part of these consolidated financial statements.

Multibras S.A. Eletrodomesticos and its subsidiaries

Consolidated Statement of Earnings
Years Ended December 31
In thousands of U.S. dollars (except per-share amounts)
--------------------------------------------------------------------------------------------

                                                                      1996              1995
                                                                ----------       -----------
Net sales                                                        2,528,327        2,138,389
Cost of products sold                                           (1,786,359)      (1,609,597)
Selling and administrative expenses                               (418,000)        (358,633)
                                                                 ---------        ---------
Operating profit                                                   323,968          170,159
                                                                 ---------        ---------
Interest expense                                                   (38,338)         (64,819)
Export incentive credits                                                             38,547
Interest income and other, net                                      50,055           87,788
                                                                 ---------        ---------
                                                                    11,717           61,516
                                                                 ---------        ---------
Earnings before tax, equity earnings and minority interest         335,685          231,675

Income taxes
     Current                                                      (118,786)         (71,891)
     Deferred                                                       22,345           (2,664)
     Tax incentives                                                 17,026           15,026
                                                                 ---------        ---------
Income before equity earnings and minority interest                256,270          172,146
Equity in earnings of affiliated companies                           6,307            6,638
Minority interest                                                  (19,429)         (30,517)
                                                                 ---------        ---------
Net earnings                                                       243,148          148,267
                                                                 =========        =========
Earnings per thousand shares - US$                                  220.79           134.63
                                                                 =========        =========

The accompanying notes are an integral part of these consolidated financial statements.

Multibras S.A. Eletrodomesticos

Statement of Movement in Stockholders' Equity
In thousands of U.S. dollars (except per-share amounts)
--------------------------------------------------------------------------------

                                                                Retained
                                             Capital stock      earnings
                                             -------------  -------------

At December 31, 1994                               429,038         93,084
Net earnings for the year                                         148,267
Dividends
  Interim (US$ 12.73 per thousand shares)                         (14,023)
  Final (US$ 11.70 per thousand shares)                           (12,885)
                                             -------------  -------------

At December 31, 1995                               429,038        214,443
Capitalization of retained earnings                  2,192         (2,192)
Net earnings for the year                                         243,148
Dividends
  Interim (US$ 23.23 per thousand shares)                         (25,578)
  Final (US$ 32.71 per thousand shares)                           (36,020)
                                             -------------  -------------

At December 31, 1996                               431,230        393,801
                                             =============  =============

The accompanying notes are an integral part of these consolidated financial statements.

Multibras S.A. Eletrodomesticos and its subsidiaries

Consolidated Statement of Cash Flows
Years Ended December 31
In thousands of U.S. dollars
--------------------------------------------------------------------------------


                                                                1996       1995
                                                             -------    -------
Cash flows from operating activities:

Net earnings for the year                                    243,148    148,267
                                                             -------    -------
Adjustments to reconcile net earnings to
   net cash provided by operating activities:
     Loss on translation                                      12,369     11,288
     Equity in net earnings of affiliated companies,
        less dividends received                               (4,320)    (4,191)
     Depreciation and amortization                            97,449     81,463
     Gain on sale of property, plant and
        equipment and investments                             (5,818)      (862)
     Foreign exchange gain                                    (4,637)    (5,586)
     Deferred income tax                                     (22,345)     2,664
     Minority interests                                       19,429     30,517
                                                             -------    -------

                                                              92,127    115,293
                                                             -------    -------


Changes in assets and liabilities, net of effects of
   business acquisitions and dispositions:
     Trade receivables                                       (82,906)  (128,182)
     Inventories                                             (63,552)   (82,843)
     Other assets                                            (19,552)   (30,313)
     Long-term assets                                          9,796      7,917
     Accounts payable                                         13,752     47,221
        Other payables and accruals                          101,011     94,882
                                                             -------    -------

                                                             (41,451)   (91,318)
                                                             -------    -------

Total adjustments                                             50,676     23,975
Net cash provided by operating activities                    293,824    172,242
                                                             -------    -------


Multibras S.A. Eletrodomesticos and its subsidiaries

Consolidated Statement of Cash Flows
Years Ended December 31
In thousands of U.S. dollars                                                    (continued)
-------------------------------------------------------------------------------------------
                                                                      1996             1995
                                                                  --------         --------

Cash flows from investing activities:

 Proceeds from sale of property, plant and equipment
      and investments and other long-term assets disposals          26,867           15,267
 Net additions to property, plant and equipment                   (157,918)        (134,558)
 Increase in investments in affiliated companies
      and sundry investments, including goodwill                   (19,328)            (671)
                                                                  --------         --------

Net cash used in investing activities                             (150,379)        (119,962)
                                                                  --------         --------

Cash flows from financing activities:

 Short-term debt                                                    78,223          133,536
 Net increase in long-term debt                                     21,765           55,940
 Dividends paid                                                    (38,463)         (30,966)
 Dividends to minority interests                                    (6,069)          (3,520)
 Increase in minority interests                                        986           13,919
                                                                  --------         --------

Net cash provided by financing activities                           56,442          168,909
                                                                  --------         --------

Effect of exchange rate changes on cash                            (26,108)         (65,243)

Net increase in cash and equivalents                               173,779          155,946

Cash and equivalents at beginning of year                          350,961          195,015
                                                                  --------         --------

Cash and equivalents at end of year                                524,740          350,961
                                                                  ========         ========

 Supplemental disclosures of cash flow information

Cash paid during the year for
   Interest                                                         27,330           21,189
   Income taxes                                                     67,465           37,844


The accompanying notes are an integral part of these consolidated financial statements

       Multibras S.A. Eletrodomesticos and its subsidiaries

       Notes to the Consolidated Financial Statements
       at December 31, 1996 and 1995
       In thousands of U.S. dollars, unless otherwise stated
       ------------------------------------------------------------------------

1      Summary of Principal Accounting Policies

(a)    Nature of operations

       The Company is the leading Brazilian manufacturer and marketer of home appliances. The majority of its production is sold in the local market. The Company was formed in 1994 as a result of the merger of three companies under common control with consolidated assets of US$ 1,176,441, net sales of US$ 1,506,299 and net earnings of US$ 135,729 at, and for the year ended, December 31, 1994.

(b)    Bases of consolidation

       The consolidated financial statements include the financial statements of Multibras S.A. Eletrodomesticos and all majority-owned subsidiaries. Investments in affiliated companies are accounted for by the equity method. All intercompany receivables and payables, revenues and expenses, unrealized profits and losses and investments in directly or indirectly owned subsidiary companies have been eliminated. The amounts of net earnings and stockholders' equity attributed to minority stockholders are separately stated in the financial statements.

(c)    Bases of adjustment and remeasurement into U.S. dollars

       The Company is incorporated in Brazil and its books and records and those of its Brazilian subsidiaries are kept in reais and in accordance with Brazilian generally accepted accounting principles. The financial statements expressed in U.S. dollars conform with accounting principles generally accepted in the United States of America and reflect the adjustment and remeasurement into U.S. dollars on the bases set out in
       (i) and (ii) below:

   (i) Adjustments

       The following principal adjustments have been reflected in the U.S. dollar financial statements:

       .   Present value adjustment of short-term receivables and payables.

       . Interest incurred on financing of property, plant and equipment under construction is capitalized in accordance with FAS 34.

       .   Income taxes are accounted for in accordance with FAS 109.

       .   Pension expense is recognized in accordance with FAS 87.

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------

(ii) Remeasurement

     Operations in hyperinflationary economy - Brazil

     The basis of remeasurement of local currency into U.S. dollars is summarized as follows:


                                                                Basis of remeasurement
                                                                ----------------------
     Inventories, intangibles, investments in affiliated        Historical exchange rates
      companies, sundry investments, property, plant
      and equipment, accumulated depreciation,
      capital stock and retained earnings

     All other assets and liabilities                            Closing exchange rate of R$ 1,0395
                                                                 (1995 - R$ 0.9726) per US$ 1

     Income and expense, except for cost of products             Accumulation of the monthly operations,
      sold, depreciation, amortization, and equity in            each translated at the respective month-
      earnings of affiliated companies, which are at             end exchange rate, resulting in an individual
      historical rates                                           weighted average exchange rate for each
                                                                 income and expense

     Price-level restatements, which were required to be recorded in the local books up to December 31, 1995 to partially recognize the effects of inflation, do not receive a U.S. dollar equivalent on remeasurement, except insofar as the price-level restatements affect the computation of income taxes.

     Had the undistributed retained earnings reflected in the official accounting records at December 31, 1996 and 1995 of R$ 322.711 thousand and R$ 153.623 thousand (shown in the accompanying financial statements at US$
     393.801 and US$ 214,443), been expressed in U.S. currency at the prevailing exchange rate on those dates, the amounts thereof would have been US$
     310.448 and US$ 157.951.

     The resulting remeasurement gains and losses are classified in the statement of earnings as detailed in Note 12.

     Operations in non-hyperinflationary economies - foreign

     Balance sheet items                                         Closing exchange rate

     Income and expenses                                         Exchange rate prevailing at the time
                                                                 income is earned and expense is
                                                                 incurred

     Translation gains and losses are taken directly to equity.

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
     ---------------------------------------------------------------------------

(d)  Cash and equivalents

     Cash and equivalents are carried at cost plus interest and include highly liquid financial investments with original maturities of 90 days or less.

(e)  Trade receivables

     The Company makes substantial sales to a relatively small number of home appliance retailers, which operate nationally or regionally. Trade receivables are stated at estimated net realizable values. An allowance for uncollectible accounts is provided in an amount considered to be sufficient to meet probable future losses.

(f)  Inventories

     Inventories are stated at the lower of average cost of purchase or production, replacement cost or net realizable value.

(g)  Property, plant and equipment

     Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method, over the estimated useful lives of the various classes of assets.

     Expenditures for maintenance and repairs are charged to income. Improvements and major renewals are capitalized.

(h)  Recoverability of long-lived assets

     On an annual basis or more frequently if circumstances require, the Company evaluates long-lived assets, including property, plant and equipment, investments and intangibles, against current and estimated undiscounted future operating income of the related businesses. No impairment losses have been recorded for any of the periods presented. Write-down of the carrying value of assets or groups of assets will be made, if appropriate.

(i)  Current and long-term liabilities

     These are adjusted for the effects of indexation or exchange rate fluctuations on the basis of the contractually agreed indexes or rates, when applicable.

(j)  Product warranty

     Provision is made currently for estimated product warranty costs, based on past experience and future expected commitments.

         Multibras S.A. Eletrodomesticos and its subsidiaries

         Notes to the Consolidated Financial Statements
         at December 31, 1996 and 1995
         In thousands of U.S. dollars, unless otherwise stated
         -----------------------------------------------------------------------

(k)      Revenue and expense recognition

         Sales revenues are recognized when products are shipped or services are rendered. Expenses and costs are recognized on the accrual basis.

(l)      Income taxes

    (i) Under the terms of the Government International Trade Authority (BEFIEX) fiscal incentive program, which expires in 1998, earnings from qualified export sales are subject to income tax at the rate of 6%, in the proportion that those export sales bear to total Company sales. That part of earnings not deemed, on this basis, to be eligible for a reduced tax rate is subject to income tax at the standard statutory rate. The Company also records accelerated depreciation on certain plant and equipment for tax purposes only.

   (ii) Pursuant to FAS 109 "Accounting for Income Taxes" the net tax charges or benefits related to (i) tax loss carryforwards available to be offset against future taxable income and (ii) tax effects of temporary differences between tax results and financial reporting results, excluding the effects of indexation recorded for tax purposes and changes in exchange rates, are recorded at the enacted tax rates at each balance sheet date.

  (iii) Income taxes are recorded gross of tax incentive investments and subsequently reduced by the amount of incentive investment deposits when received.

(m)      Use of estimates

         The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates .

2        Trade receivables

                                                           1996         1995
                                                        -------      -------
         Trade receivables                              442,476      354,202
         Trade receivables sold with recourse           (78,718)     (73,614)
         Allowance for doubtful accounts                (55,638)     (37,031)
                                                        -------      -------

                                                        308,120      243,557
                                                        --------     -------

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
     ---------------------------------------------------------------------------
3    Inventories

                                                                         1996        1995
                                                                      -------------------
     Finished products and work in progress                           128,736      79,261
     Raw materials and others                                         171,928     157,851
                                                                      -------------------
                                                                      300,664     237,112
                                                                      -------------------


4    Investments in affiliated companies

(i) The Company has direct voting interests of 36% in Multibras da Amazonia S.A., 50% in each of Sabrico Utilidades Domesticas Ltda. and Consorcio Nacional Brastemp Sabrico S/C Ltda., and other companies engaged in the manufacture of home appliances or related components.

(ii) In February 1995, the subsidiary company Empresa Brasileira de Compressores S.A. - EMBRACO entered into a joint venture to produce compressors in China. The subsidiary is the majority partner of the joint venture with an interest of 52%. As of December 31, 1996, US$13,807 was invested as capital in the joint venture. The other partners in this joint venture are Whirlpool Overseas Holdings Corporation (8%) and Beijing Snowflake
     Eletric Appliance Group Corporation (40%).

(iii)In September, 1996, the investment in Motores Eletricos Brasil S.A. was sold to a third party for US$22,026.

5    Property, plant and equipment

                                                                                                    Annual
                                                                                              depreciation
                                                                         1996        1995            rate%
                                                                    --------------------------------------
Land                                                                   10,993      11,171
Buildings                                                             165,422     156,115                4
Machinery, equipment and installations                                794,830     729,037         10 to 40
Molds and tools                                                       114,231     114,325         10 to 20
Furniture and fixtures                                                 41,124      42,198         10 to 20
Other                                                                  36,771      38,236          6 to 20
                                                                    ---------------------
                                                                    1,163,371   1,091,082
Accumulated depreciation and amortization                            (680,309)   (606,390)
                                                                    ---------------------
                                                                      483,062     484,692
Plant and equipment - investments in progress                         110,458      64,100
Advances to suppliers                                                  13,084       5,572
                                                                    ---------------------
                                                                      606,604     554,364
                                                                    ---------------------

Property, plant and equipment of US$3,709 are pledged in guarantee of borrowings.

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
     --------------------------------------------------------------------------



6    Debt

                                Interest                             1996                1995
                                -----------------------      --------------------------------
     Local currency loans -    Monetary correction plus
     Brazil                    interest of 12% p.a.                74,546              35,165

     Foreign currency loans

     .     U.S. dollars        Interest from 8 to 12,4% p.a.      290,075             229,716
     .     Italian lire        RIBOR plus 1.25% p.a.               83,615             110,760
                                                             --------------------------------

                                                                  448,236             375,641
     Current portion                                             (265,789)           (203,158)
                                                             --------------------------------

     Long-term portion                                            182,447             172,483
                                                             --------------------------------

     At December 31, 1996, the long-term portion of total long-term debt matures in the following years:

                1998                                                                   51,629
                1999                                                                   90,385
                2000                                                                   27,210
                2001                                                                   10,475
          Thereafter                                                                    2,748
                                                             --------------------------------

                                                                                      182,447
                                                             ---------------------------------

7    Income Tax

(a)  Tax rate

     Income taxes in Brazil include Federal income tax and social contribution (which is an additional Federal tax on income). There are no State or local income taxes in Brazil. The statutory rates applicable in each year presented were as follows (in percentage):

                                                                     1996                1995
                                                              --------------------------------
     Federal income tax                                                25%                 43%
     Social contribution                                                8%                 10%
     Adjustment to composite rate                                      (2%)                (5%)
                                                              --------------------------------
     Composite Federal income tax rate                                 31%                 48%
                                                              --------------------------------

     The social contribution is deductible both for Federal income tax and social contribution purposes.

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
     --------------------------------------------------------------------------

     (b)  Income tax reconciliation

     The amount reported as income tax expense or benefit is reconciled to the statutory rates as follows:

                                                                          1996        1995
                                                                     ---------   ---------
          Earnings before income tax, equity
          earnings and minority interest                               335,685     231,675

          Tax charge at statutory rates                                104,062     111,204
          Adjustments to derive effective rate:
                 Effects of change in tax rates on deferred taxes.                   5,826
                 Permanent differences                                   3,208      (8,028)
                 Reduced tax rates on incetivated export sales          (6,609)    (12,447)
                 Valuation allowance                                     3,536       1,194
                 Difference related to assets and liabilities
                      remeasured at historical exchange rates that
                      result from (i) changes in exchange rates and
                      (ii) indexing used for Brazilian tax purposes     (7,756)    (23,194)
                                                                     ---------   ---------
          Income taxes                                                  96,441      74,555
                                                                     ---------   ---------

     (c)  Deferred Income Taxes

     The deferred tax assets (liabilities) are comprised of the following:


                                                                          1996        1995
                                                                     ---------   ---------
     Differences between the tax and the book basis of certain
       property, plant and equipment.                                  (20,703)    (20,378)
     Acelerated depreciation                                            (6,794)     (4,819)
     Temporary differences between Brazilian tax basis and US GAAP       7,306       1,977
     Tax loss carryforwards                                              3,536       1,194
     Allowances and accruals not currently deductible                   47,439      25,850
     Others                                                              6,182      10,167
                                                                     ----------  ---------
                                                                        36,966      13,991
     Valuation allowance                                                (3,536)     (1,194)
                                                                     ---------   ---------
                                                                        33,430      12,797
                                                                     ---------   ---------

     Assets                                                             59,150      37,387
     Liabilities                                                       (25,720)    (24,590)
                                                                     ---------   ---------
                                                                        33,430      12,797
                                                                     ---------   ---------

8    Employees' Severance Benefits

     As required by Italian legislation, the subsidiary Embraco Europe SrL. accrues severance benefits equal to one month's salary for every year of service of each employee.

9    Stockholders' Equity

     Issued and fully-paid capital stock comprises 739,465,532 common shares and 361,804,950 preferred shares with no par value.

     The Company's statutes establish a minimum compulsory annual dividend of 25 % of net earnings for the year in local currency, adjusted in accordance with corporate legislation, subject to the minimum dividend priority of preferred stockholders.

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
     --------------------------------------------------------------------------

     In the statutory financial statements, retained earnings include: (i) the tax incentive investments reserve, corresponding to that portion of the income tax liability applied in tax incentive investments; and (ii) the legal reserve which must be accumulated at the rate of 5% of the statutory net earnings until the reserve reaches 20% of capital stock in local currency. At December 31,1996 these restricted reserves totalled US$ 26,079.


10   Commitments and Contingencies

(a) In 1989, a subsidiary initiated civil litigation contesting responsibility for the payment of loan principal amounting to approximately US$ 39,500. This loan, which did not have appropriate board approval, was allegedly authorized at that time by the then chief executive officer and, according to the financial institution, was drawn in the subsidiary's name, although the proceeds were never recorded by the subsidiary. Simultaneously with this legal action, a police inquiry was initiated at the subsidiary's request.

     In view of outside legal counsel's opinion that the chances of a favorable decision in respect of this matter are very high, management considers that no provision is necessary in respect thereof, and accordingly, no liability for this contingency is recorded in the financial statements.

(b) Income tax returns for the last five years remain open to examination and final acceptance by the fiscal authorities. Other taxes are also open to review for varying periods. Management does not anticipate that any major assessments would arise in the event of an examination.

(c) The Company and a subsidiary have signed a contract with BEFIEX under the terms of which they are committed to jointly export products with a value of US$ 1,987,000 and to make certain minimum capital expenditures during the ten-year period ending July 1998, in compensation for benefits relating to import and other taxes. In the event of failure to comply with these conditions, the Company and the subsidiary will be subject to the repayment of tax benefits previously obtained, plus interest and fine. Management expects that they will comply with these conditions.

(d) In 1995, a subsidiary obtained a favorable decision in the law courts with respect to a legal claim relative to certain export incentives, which were eliminated by the government in 1989, in the amount of US$ 38,547. This amount was realized and recognized as income by the subsidiary in 1995. In September 1995, part of this amount was contested by the fiscal authorities. No provision has been recorded with respect to this claim as management, based on the opinion of its legal advisors, believes that the probability of any loss is remote. On December 16, 1996, a favorable decision was obtained by the Company and a subsidiary with respect to additional export incentives in connection with the BEFIEX program. The final implementation of such decision is dependent on the calculation of the amount involved and approval by the court. A reasonable estimation of the amount involved cannot be made at this time.


11   Related Party Transactions

     A subsidiary makes substantial sales to Whirpool Corporation, a significant shareholder of the Company, and its subsidiaries at normal prices and conditions. Accounts receivable from these companies totalled US$ 6,972 and US$ 6,306 at December 31, 1996 and 1995.

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
     ---------------------------------------------------------------------------


12   Gains and Losses on Remeasurement


     The gains and losses on translation have been reclassified to the related line items in the statement of earnings as follows:

                                                              1996        1995
                                                         ---------    --------
     Net sales                                               1,481      11,947
     Cost of products sold                                   2,260       2,311
                                                         ---------    --------
                                                             3,741      14,258
     Operating expenses                                      5,067       4,880
     Interest and other income                             (22,311)    (31,650)
     Income taxes                                            1,134       1,224
                                                         ---------    --------
     Aggregate loss on remeasurement                       (12,369)    (11,288)
                                                         =========    ========

13   Pension Plan


     The Company and its Brazilian subsidiaries maintain both contributory and concontributory defined benefit pension plans covering substantially all employees in Brazil. The plans provide pension benefits that are based on years of service and employees' compensation during a specified period before retirement. The Company's present funding policy for these plans is to generally make the minimum annual contribution required by applicable regulations. Assets held by the plans are managed by an outside public pension fund institution, which also manages funds of other unrelated employers and guarantees a minimum annual fixed return of 4% on plan assets.

     Annual pension expense comprises the following components:

                                                              1996       1995
                                                          --------    -------
     Service cost - benefits earned during the year         12,188      8,605
     Interest cost on projected benefit obligation           7,359      5,545
     Actual return on plan assets                           (5,318)    (5,714)
     Net amortization                                        7,354      7,898
                                                         ---------    -------
                                                            21,583     16,334
                                                         ---------    -------

     Assumptions used in accounting for defined benefit pension plans are as follows:



                                                         % per annum
                                                          above the
                                                         general price
                                                             index
                                                         -------------
     Discount rate                                            6.00
     Rate of compensation level increase                      3.75
     Expected long-term rate of return on plan assets         6.00

     Multibras S.A. Eletrodomesticos and its subsidiaries

     Notes to the Consolidated Financial Statements
     at December 31, 1996 and 1995
     In thousands of U.S. dollars, unless otherwise stated
     ---------------------------------------------------------------------------


     The funded status of the pension plans is as follows:

                                                                1996       1995
                                                           ---------   --------
     Projected benefit obligation                           (140,393)  (106,102)
     Plan assets at fair value                                52,122     46,019
                                                           ----------  --------
     Projected benefit obligation in excess of plan assets   (88,271)   (60,083)

     Unrecognized net loss (gain)                             15,348     (3,524)
     Unrecognized net obligation, net of amortization         49,488     53,911
                                                           ---------   --------
     Accrued pension expense, included in other
      accrued expenses                                       (23,435)    (9,696)
                                                           =========   ========

     The accumulated benefit obligation, which is included in the projected benefit obligation, represents the actuarial present value of benefits attributed to employee service and compensation levels to date. At December 31, 1996 and 1995, the accumulated benefit obligation was US$ 78,333 and US$ 63,364, respectively. The vested portion was US$ 60,991 in 1996 and US$ 51,817 in 1995.

14   Fair value of financial instruments

     Besides cash and equivalents which are stated at cost plus accrued interest and which approximate fair value, the carrying value of the Company's other financial instruments approximates fair value at December 31, 1996 and 1995 reflecting the short-term maturity of these instruments at those dates.

     Based on interest rates currently available to Multibras S. A. Eletrodomesticos for bank loans with similar terms and average maturities, the fair value of long-term debt at December 31, 1996 and 1995 approximates its carrying value.

     Fair value estimates are made at a specific date, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.




                                  *    *    *